EXHIBIT 99.1

ION Media Networks Announces that it will Issue Minority Consideration in Exchange Offer and
Extends Exchange Offer and Consent Solicitation

(West Palm Beach, FL – July 16, 2007) — ION Media Networks, Inc. (AMEX:ION ) (the “Company”) today announced that since less than 50% of the outstanding shares of each of its 131/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 141/4%) (the “141/4% Preferred Stock”) and 93/4% Series A Convertible Preferred Stock (the “93/4% Preferred Stock”, and together with the 141/4% Preferred Stock, the “Senior Preferred Stock”) was tendered into the exchange offer and consent solicitation (the “Exchange Offer”) that the Company launched on June 8, 2007, holders will receive the following consideration in the Exchange Offer (the “Minority Exchange Consideration”).

•	For each tendered share of 141/4% Preferred Stock, the holder will receive $7,500 principal amount of 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 (the “Series A Notes”) and $500 initial liquidation preference of 12% Series B Mandatorily Convertible Preferred Stock (the “Series B Convertible Preferred Stock”), which will rank junior to any unexchanged Senior Preferred Stock; and

•	For each tendered share of 93/4% Preferred Stock, the holder will receive $4,500 principal amount of Series A Notes and $500 initial liquidation preference of Series B Convertible Preferred Stock.

The Company has extended the Exchange Offer, which will now expire at 12:00 midnight, New York City time, at the end of the day on Friday, July 27, 2007, unless extended or terminated. As of 11:59 P.M., New York City time, on July 13, 2007, approximately 14,409 shares, representing approximately 25.3% of the outstanding shares, of 141/4% Preferred Stock and 1,774 shares, representing approximately 10.6% of the outstanding shares, of 93/4% Preferred Stock have been tendered in the Exchange Offer.

Withdrawal rights will continue to apply during this extension of the Exchange Offer, permitting holders who do not wish to receive the Minority Exchange Consideration to withdraw their previously tendered shares and revoke their consents.

      Holders will continue to be required to consent to the proposed amendments to the certificates of designation governing the Senior Preferred Stock in order to validly tender their shares in the Exchange Offer. If, at the expiration of the Exchange Offer, a majority of shares of either series of Senior Preferred Stock have been tendered, holders of such series will still receive the Minority Exchange Consideration, although the proposed amendments will become effective with respect to such series.

As previously announced, in actions filed by certain holders of the 141/4% Preferred Stock and the 93/4% Preferred Stock, the Court of Chancery of the State of Delaware in and for New Castle County denied the plaintiffs’ motion to enjoin the Exchange Offer. On July 12, 2007, the plaintiffs sought permission to appeal the denial of their motion and are seeking to enjoin the Exchange Offer pending the appeal.

The Company will include in the amended Exchange Offer documents additional information about CIG Media LLC as a co-bidder in the Exchange Offer.

Except as described above, no other terms of the Exchange Offer have changed.

The complete terms of the Exchange Offer are set forth in the Schedule TO-I, as amended, the Offer to Exchange dated June 8, 2007 and the Letter of Transmittal and Consent that were each filed with the Securities and Exchange Commission. Holders of Senior Preferred Stock are encouraged to carefully read the Schedule TO-I, as amended, the Offer to Exchange, the Letter of Transmittal and Consent and other related materials because they contain important information that stockholders should consider before making any decision with respect to the Exchange Offer. Stockholders may obtain a free copy of these documents at the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting D.F. King & Co., Inc., the information agent for the Exchange Offer, at (800) 431-9643.

The securities being offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company is relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act. This announcement is not an offer to purchase or an offer to exchange or a solicitation of acceptance of the offer to exchange, which may be made only pursuant to the terms of the Offer to Exchange and related Letter of Transmittal and Consent.

About ION Media Networks

ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming beginning in June 2007. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

Contact:
Joe LoBello, 212-986-6667
Brainerd Communications
lobello@braincomm.com